                                                                      Exhibit 11

                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 Computation of Per Share Earnings (Unaudited)

In 1997, the company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which specifies the methods for computing earnings per share. The calculation of earnings per share according to the provisions of this statement did not have an impact on the previously reported earnings per share amounts. Basic earnings per share are computed by dividing net income less the ESOP preferred stock dividend requirement (to the date of its redemption in 1996), and the redemption adjustment (excess of fair value over book value of ESOP shares redeemed), and in 1995 the Series A stock dividend requirement by the weighted average number of common shares outstanding. In Decemner 1996, the company redeemed the ESOP preferred stock with shares of common stock of equivalent value. On March 1, 1995, the Series A stock was converted on a one-for-one basis into common stock. Diluted earnings per share reflect the dilutive effect of stock options and assume the conversion of outstanding ESOP preferred stock, until its redemption in December 1996, into an equivalent number of common shares at the date of issuance. In addition, diluted earnings per share reflect an equivalent number of common shares for the Series A Stock until its conversion on March 1, 1995. Net Income was reduced by an additional ESOP contribution (differential between the common and the ESOP preferred dividend rates under an assumed conversion) necessary to satisfy the debt service requirement.

                                                                      Years Ended December 31
                                                           ---------------------------------------------
                                                              1997            1996               1995
                                                           ----------      ----------         ----------
Basic earnings per share                                       ($ in millions except per share data)
Basic earnings:
   Continuing operations:
   Income from continuing operations                        $   153           $   288           $   134
   Less preferred dividends:
        ESOP net of tax benefit                                   -                (4)               (6)
        Series A                                                  -                 -                (3)
   Redemption adjustment                                          -                (8)                -
                                                            -------           -------           -------
                                                            $   153           $   276           $   125
                                                            =======           =======           =======
   Discontinued operations:
   Income (loss) from discontinued operations               $     -           $    (8)          $     6
   Less redemption adjustment                                     -                (1)                -
                                                            -------           -------           -------
                                                            $     -           $    (9)          $     6
                                                            =======           =======           =======
Basic shares: (in thousands)
   Weighted average shares outstanding                       50,519            49,992            47,592
                                                            =======           =======           =======
Basic earnings (loss) per share:
   Continuing operations                                    $  3.02           $  5,52           $  2.63
   Discontinued operations                                        -             (0.18)             0.12
                                                            -------           -------           -------
                                                            $  3.02           $  5.34           $  2.75
                                                            =======           =======           =======
Diluted earnings per share
Diluted earnings:
   Income from continuing operations                        $   153           $   288           $   134
   Less additional ESOP contribution                              -                (4)               (3)
                                                            -------           -------           -------
                                                            $   153           $   284           $   131
                                                            =======           =======           =======
   Income (loss) from discontinued operations               $     -           $    (8)          $     6
                                                            =======           =======           =======
Diluted shares: (in thousands)
   Basic shares                                              50,519            49,992            47,592
   Assumed conversion of:
        ESOP preferred stock                                      -             1,950             2,262
        Series A preferred stock                                  -                 -             1,274
   Stock options and remuneration agreements                    368               369               164
                                                            -------           -------           -------
                                                             50,887            52,311            51,292
                                                            =======           =======           =======
 Diluted earnings (loss) per share:
   Continuing operations                                    $  3.00           $  5.43           $  2.56
   Discontinued operations                                        -             (0.16)             0.11
                                                            -------           -------           -------
                                                            $  3.00           $  5.27           $  2.67
                                                            =======           =======           =======